Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 26th day of February, 2010, by and between Aduro BioTech, a California corporation (the “Company”), and Stephen T. Isaacs (“Executive”) (collectively, the “Parties”).

WHEREAS, the Parties have each signed a letter for an offer of employment dated February 12, 2007 (“Former Offer”);

WHEREAS, the Parties wish that this Agreement supersede and completely replace the Former Offer;

WHEREAS, the Company wishes to employ Executive and to assure itself of the continued services of Executive on the terms set forth herein; and

WHEREAS, Executive wishes to be so employed under the terms set forth herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of the Executive’s employment:

1. EMPLOYMENT. The Company hereby agrees to employ Executive as President and Chief Executive Officer and Executive hereby accepts such employment upon the terms and conditions set forth herein. Executive’s employment, as provided herein, shall commence on February 26, 2010 (“Effective Date”) and shall continue until terminated pursuant to the provisions of paragraph 9 (“Term”).

2. AT-WILL EMPLOYMENT. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time for any lawful reason, with or without cause and/or with or without advance notice, subject to paragraph 9.

3. POLICIES AND PROCEDURES. Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.

4. COMPENSATION. For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a salary of $27,083.33 per month ($325,000.00 annualized). Any such salary shall be payable in monthly installments, or more frequently, and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive. The Executive acknowledges that he has received all compensation due him from the Company for periods prior to the Effective Date.

5. BONUS PROGRAM PARTICIPATION. Executive shall be eligible to participate in any annual or quarterly bonus plan(s) that may be established by the

Company for the Executive or the Company’s executive team or employees generally. The prerequisites for Executive’s earning of any such bonus, and the amount of any bonus that may be awarded, shall be determined by the terms and conditions of the applicable bonus plan(s).

6. STOCK OPTIONS. As soon as reasonably practicable after the date of this Agreement, Executive shall be granted options to purchase up to 440,829 shares of the common stock of the Company. One-half of these options will be vested on the date of grant, and the remaining one-half of the options will vest in equal monthly installments over forty-eight (48) months commencing with the first month after the date of grant. The exercise price of the options that are vested on the date of grant will be the fair market value of the common stock of the Company on the date of grant (the “Grant Date FMV”) as determined by the Board of Directors of the Company. The exercise prices of the options that vest after the date of grant are as follows: options that vest in the first year after the date of grant shall the Grant Date FMV; options that vest in the second year after the date of grant shall be twice the Grant Date FMV; options that vest in the third year after the date of grant shall be three times the Grant Date FMV; and, options that vest in the fourth year after the date of grant shall be four times the Grant Date FMV. To the maximum extent possible, the options will be incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”). To the extent that any portion of the options do not qualify as incentive stock options under Section 422 of the Code, that portion of the options will be treated as non-statutory stock options. The options will be granted under the Company’s Stock Incentive Plan (the “Plan”) and will be subject to the terms of a stock option agreement providing for the options which will control in the event of a conflict between its terms and the provisions of this Agreement.

7. OTHER BENEFITS. While employed by the Company as provided herein:

a. Executive Benefits. Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives.

b. Expense Reimbursement. The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company. The Company shall reimburse the Executive for the cost of professionals retained by him with respect to the review of this Agreement and other terms of his employment, upon the presentation of documentation for such expenses, subject to a maximum aggregate reimbursement of $15,000.

c. Vacation. The Executive shall be entitled to four (4) weeks of vacation per year, provided however, that whenever Executive has accrued six (6) weeks of unused vacation, Executive will accrue no more vacation until Executive’s accrued vacation has been reduced below six (6) weeks as a result of the Executive’s having taken a vacation.

8. PROPRIETARY INFORMATION AND OTHER OBLIGATIONS.

a. Executive acknowledges that signing and complying with the Proprietary Information, and Inventions Agreement (“Confidentiality Agreement”) is a condition of his employment by the Company.

b. During the period of Executive’s employment with the Company and for two years after the date of termination of such employment, Executive will not induce, solicit, recruit or encourage any employee of the Company to leave the employ of the Company, which means that Executive will not: (i) disclose to any person, entity or employer the names, backgrounds or qualifications of any Company employees or otherwise identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit Company employees to work for Executive or any other person, entity, or employer during their employment or for two months after a Company employee terminates employment with the Company.

c. During the period of Executive’s employment with the Company and thereafter, Executive will not solicit, either on behalf of Executive or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective, using any trade secrets of the Company.

9. TERMINATION. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

a. Termination by Death. Subject to applicable state or federal law, in the event Executive shall die during the period of his employment hereunder, Executive’s employment and the Company’s obligation to make payments hereunder shall cease on the date of his death, and the Company shall have no obligation to make any payments to the estate of Executive except as provided in this paragraph 9(a). The Company shall pay to the estate of Executive any salary earned but unpaid prior to the date of death, any and all accrued but unused vacation, and any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of death and for which appropriate documentation as required be paragraph 7(b) has been submitted to the Company. If, prior to the date of his death, Executive had earned the right to receive any bonus hereunder, the Company shall pay such bonus to the estate of Executive.

b. Voluntary Resignation by Executive. In the event the Executive voluntarily terminates his employment with the Company (other than for Good Reason as defined below), the Company’s obligation to make payments hereunder shall cease upon such termination, and the Company shall have no obligation to make any payments to Executive except as provided in this paragraph 9(b). The Company shall pay Executive: (1) on the date of termination, any salary earned but unpaid prior to termination and all accrued but unused vacation, and (2) within 90 days of termination, any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of termination. Executive must submit appropriate documentation as required by paragraph 7(b) for any business expenses that were incurred prior to termination within such 90-day period, or Executive will forfeit his right to reimbursement for those expenses. If, prior to the date of termination, Executive had earned the right to any bonus hereunder, the Company shall pay Executive such bonus on or before the date on which it would have been payable had the termination not occurred.

c. Termination for Just Cause or Permanent Disability. In the event the Executive is terminated by the Company for Just Cause or upon Permanent Disability (as those terms are defined below), the Company’s obligation to make payments hereunder shall cease upon such termination, and the Company shall have no obligation to make any payments to Executive except as provided in this paragraph 9(c). The Company shall pay Executive (1) on the date of termination, pay Executive any salary earned but unpaid prior to termination and all accrued but unused vacation and (2) within 90 days of termination, any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of termination. Executive must submit appropriate documentation as required be paragraph 7(b) for any business expenses that were incurred prior to termination within such 90-day period, or Executive will forfeit his right to reimbursement for those expenses. If, prior to the date of termination, Executive had earned the right to receive any bonus hereunder, the Company shall pay Executive such bonus on or before the date on which it would have been payable had the termination not occurred. During the sixty (60) day period beginning on the first anniversary of the Effective Date, the Company’s Board of Directors will review the financial condition and prospects of the Company in order to determine whether or not it would be financially prudent for the Company to offer to modify this Agreement to make a termination for Permanent Disability subject to Section 9(d) of this Agreement rather than this Section 9(c) so that a Severance Payment, as defined in Section 9(d), would be payable in the event of a termination of the employment of the Executive based on Permanent Disability.

d. Termination by the Company without Just Cause. Company will have the unilateral right to terminate Executive’s employment with Company at any time without Just Cause. In the event Executive is terminated without Just Cause other than upon Permanent Disability or resigns for Good Reason (as defined below), the Company’s obligation to make payments hereunder shall cease upon the resulting termination of Executive’s employment, and the Company shall have no obligation to make any payments to Executive except as provided in this paragraph 9(d). The Company shall pay Executive (1) on the date of termination, any salary earned but unpaid prior to termination and all accrued but unused vacation and (2) within 90 days of termination, any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of termination. Executive must submit appropriate documentation as required by paragraph 7(b) for any business expenses that were incurred prior to termination within such 90-day period or Executive will forfeit his right to reimbursement for those expenses. If, prior to the date of termination, Executive had earned the right to receive any bonus hereunder, the Company shall pay Executive such bonus on or before the date on which it would have been payable had the termination not occurred. In addition, upon the execution of a full general release by Executive (“Release”), releasing all claims known or unknown that Executive may have against Company as of the date Executive signs such release, and upon the written acknowledgment of his continuing obligations under paragraphs 8(b), 8(c) and 12(e) and under the Confidentiality Agreement, Executive shall be entitled to the following severance benefits: (1) the Company shall pay to Executive one year of Executive’s base salary as of the date of the termination, less standard deductions and withholdings (“Severance Payment”); (2) the Company shall pay directly to the insurance carrier(s) all applicable COBRA payments for a maximum period of 12 months (which will be less, if Executive ceases to be eligible for COBRA coverage before the end of such 12-month period) for Executive and any dependents to continue his/their health, dental and/or vision insurance; provided that the Company’s obligation to make such payments will cease if and when Executive becomes eligible to receive equivalent benefits from a new employer; and (3) immediate and full acceleration of the vesting of any and all =vested stock options. The Severance Payment shall be made in a lump-sum payment on the second month anniversary of the Executive’s separation from service; provided that the Executive’s Release is effective (and not revocable) at such time. If the Release is not effective and non-revocable by the end of such 2 month period, then the Executive will forfeit the right to these benefits. Any COBRA payment due under this Agreement shall be made directly to the insurance carrier(s) in monthly installments for a maximum period of 12 months commencing on the second month anniversary of the Executive’s termination; provided that the Executive’s Release is effective (and non-revocable) at such time.

i. Definition of Just Cause. For purposes of this Agreement, “Just Cause” shall mean: (i) Executive’s conviction of any felony or of any crime involving moral turpitude (including a no contest or guilty plea); (ii) Executive’s participation in any fraud or act of dishonesty against the Company; (iii) Executive’s willful and material (a) breach of his duties to the Company, (b) insubordination, or (c) misconduct, as determined by the Board and which has not been cured within 60 days after written notice from the Company or the Board describing such willful and material breach of duties, insubordination, or misconduct; (iv) Executive’s intentional and material damage or willful misappropriation of any property of the Company; (v) Executive’s material breach of any written agreement with the Company (including, but not limited to, this Agreement); or (vi) a final determination by the Board of Directors makes to liquidate or dissolve the Company or effect a transaction involving a Change in Control, as defined below, if the proceeds to the shareholders of the Company in such liquidation, dissolution or Change in Control will be insufficient to cover the aggregate liquidation preference of the outstanding preferred stock of the Company.

ii. Definition of Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean Executive’s inability, as determined by the Board of Directors with the advice of a medical professional selected by it, to perform the essential functions of the Executive’s position as an employee of the Company, even with reasonable accommodation, due to a physical or mental illness or injury which lasts for, or is reasonably expected to last for, (i) 120 consecutive days, (ii) 180 days in any 12-month period, whether or not consecutive or (iii) 360 days in any 36-month period, whether or not consecutive.

iii. Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) reduction of your base salary set forth in paragraph 4 above by more than ten percent (10%) without your written consent; (ii) material reduction in the package of benefits and incentives (including your bonus) described above; (iii) a material reduction in the scope of your duties and responsibilities as President & CEO (including, no longer reporting to or receiving assignments from the Board of Directors); (iv) any material breach by the Company of its obligations under this

Agreement (or any other agreement between you and the Company); (v) a relocation of your principal place of employment (currently, Berkeley, California) to a new work site requiring an increase in one-way commute from your current residence of more than thirty (30) miles; or (vi) except in the case of your Permanent Disability, either (x) your involuntary removal from the Board of Directors or (y) your ceasing to be a director of the Company following an election of directors with respect to which a list of recommended nominees is presented to the shareholders by the Board of Directors which list does not include you (except when you have consented to such exclusion).

10. CHANGE IN CONTROL. Upon the occurrence of a Change in Control, as defined below, Executive shall be entitled to immediate and full acceleration of the vesting of any and all unvested stock options. For purposes of this Agreement, “Change of Control” shall mean: either of the following:

a. the Company shall consummate a reorganization, merger, consolidation or any other transaction, in any case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not immediately thereafter, own equity interests representing at least fifty-one percent (51%) of the total combined voting power of the Company or the resulting reorganized, merged or consolidate entity, as applicable; or

b. the sale, lease, transfer or other disposition of all or substantially all of the assets of the company (other than to one or more direct or indirect wholly-owned subsidiaries of the Company.

11. 409A SAVINGS CLAUSE. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

12. MISCELLANEOUS.

a. Modification/Waiver/Severable. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the

Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

b. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Executive.

c. Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Executive promptly shall notify Company of any change in Executive’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

d. Governing Law. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

e. Arbitration. Any disputes or controversy arising out of or in connection with Executive’s employment or this Agreement, including but not limited to claims of harassment, discrimination, or wrongful termination, shall be settled by binding arbitration under the Employment Arbitration Rules set forth by the American Arbitration Association and any California state laws governing arbitration proceedings such as California Code of Civil Procedure Sections 1280 et. seq.

f. Entire Agreement. This Agreement, together with the Confidentiality Agreement and applicable stock plans, set forth the entire agreement and understanding of the Parties hereto with regard to the employment of the Executive by the Company and supersede the Former Offer and any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the day and year first above written.

ADURO BIOTECH, A CALIFORNIA CORPORATION

By:	/s/ S. David Model
Its:	S. David Model
Chief Financial Officer

EXECUTIVE:

/s/ Stephen T. Isaacs
Stephen T. Isaacs

ADURO BIOTECH

PERFORMANCE BONUS PLAN

Effective January 1, 2010

1. Purpose. The purpose of the Aduro BioTech (the “Company”) Performance Bonus Plan (the “Plan”) is to compensate Stephen T. Issacs (the “Executive”) for achieving specified company financial goals as outlined in this Plan.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Administrator” shall mean the Company’s Board of Directors or its delegate.

(b)	“Bonus” shall mean the dollar amount payable to Executive under Section 4 of the Plan.

(c)	“Bonus Pool” shall mean $150,000 and is the total possible maximum aggregate amount payable to the Executive under the Plan.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations adopted thereunder.

(e)

“Gross-Up Payment” shall mean a payment to reimburse the Executive in an amount equal to all of the federal, state, or local taxes imposed upon the Executive as a result of a Bonus payment in shares of the Company’s common stock, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such Bonus.

(f)	“Plan Year” shall mean a calendar year beginning January 1 and ending December 31.

3. Plan Participation and Administration.

(a)

The Administrator shall have full power and authority to construe, interpret and administer the Plan. All decisions of the Administrator shall be final, conclusive and binding upon all parties. The Administrator may delegate it duties in administering the Plan to any officer or manager of the Company.

(b)	The expense of the administration of the Plan shall be borne by Company.

1

4. Bonuses.

(a)

Entire Bonus Pool Payment. In the event the Company receives cash after the date of the Plan in the amount of $3,000,000 or more with respect to one or more new equity investments approved by the Board of Directors and not made pursuant to investor commitments made prior to the date of the Plan, and the Executive is employed by the Company at the time the cash is received by the Company, the Executive will be entitled to a Bonus in the amount of the entire Bonus Pool. This Bonus shall be payable to Executive within thirty (30) days after the receipt of the cash investment by the Company, and such Bonus payment shall be paid in full satisfaction of the Company’s obligations under this Plan.

(b)

Pro Rata Bonus Pool Payment. In the event the Company receives cash after the date of the Plan in the amount of $2,000,000 or more but less than $3,000,000 with respect to one or more new equity investments approved by the Board of Directors and not made pursuant to investor commitments made prior to the date of the Plan, and the Executive is employed by the Company at the time the cash is received by Company, the Executive will be entitled to a Bonus payment calculated by multiplying the Bonus Pool by a fraction with $3,000,000 as the denominator and with the excess of the dollar amount of the cash received over $2,000,000 as the numerator. This pro rata Bonus payment shall be payable to Executive within thirty (30) days after the receipt of the cash investment by the Company. In the event the Executive is paid a pro rata Bonus, if the Company receives additional cash with respect to an equity investment approved by the Board of Directors and not made pursuant to investor commitments made prior to the date of the Plan and the Executive is employed by the Company at the time the cash is received by Company, the Executive shall receive an additional portion of the Bonus in an amount calculated by multiplying the Bonus Pool by a fraction with $3,000,000 as the denominator and with the amount of additional cash received as the numerator; provided, however, that in no event will the aggregate amount payable to the Executive under this Plan exceed the Bonus Pool.

(c)

Election to Be Paid in Stock. If the Executive provides the Company with a written election prior to the close of an investment financing agreement that results in a Bonus being paid under this Plan, the Executive may elect to be paid the Bonus by receiving shares of the Company’s common stock with a fair market value equal to the Bonus payment on the date of closing of the investment financing agreement; provided, however, that the Executive must agree to enter into any shareholder or other stock purchase agreement required to be entered

2

into by similar shareholders or as required by the investors under the applicable financing agreement and that in the opinion of counsel for the Company the transfer of the shares to the Executive complies with or is exemption from the registration, qualification or other requirements or restrictions under applicable federal and state securities laws. The fair market value of the stock shall be determined in good faith by the Board of Directors of the Company.

(d)

Tax Gross-Up Payment. In the event the Executive elects to be paid all or any portion of a Bonus in shares of the Company’s common stock, the Company shall pay a Gross Up Payment to Executive with respect to the Bonus payment made in shares.

5. Miscellaneous.

(a)

No Assignment. No portion of any Bonus may be assigned or transferred otherwise than by will or the laws of descent and distribution prior to the payment thereof. This prohibition shall not apply to the creation, assignment or recognition of a right to any interest payable hereunder with respect to a Executive pursuant to a domestic relations order that satisfies the requirements under Section 414(p) of the Internal Revenue Code of 1986, as amended, (the Code”). Payment pursuant to such domestic relations order may be made as soon as administratively feasible following determination by the Administrator, in its sole discretion, that said order satisfies the requirements for a valid domestic relations order that is consistent with the terms and payment provided under the Plan.

(b)

Tax Requirements. All payments made pursuant to the Plan shall be subject to all applicable taxes required by U.S. federal, state or local law to be withheld, in accordance with the procedures established by Company. Company does not guarantee or warrant the tax consequences of the Plan and the Executive shall in all cases be liable for any taxes due with respect to the Plan.

(c)

No Additional Employee Rights. The selection of an employee for participation in the Plan shall not give such Executive any right to be retained in the employ of Company or any of its affiliates, and the right of Company and any such affiliate to dismiss the Executive or to terminate any arrangement pursuant to which the Executive provides services to Company, with or without cause, is specifically reserved.

(d)

Amendment, Suspension, and Termination. The Plan may only be terminated or amended pursuant to a written agreement approved by the Administrator and acknowledge and accepted by the signature of the Executive.

3

(e)

Other Compensation Arrangements. Nothing contained in the Plan shall prevent Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

(f)

Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with federal laws and the laws of the State of California, without regard to the State of California’s conflicts of law rules.

(g)

No Trust. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Company and any individual. To the extent that the Executive acquires a right to receive payments from Company with respect to a Bonus, such right shall be no greater than the right of any unsecured general creditor of Company.

(h)

Section 409A of the Code. The Plan is intended to be exempt from Section 409A of the Internal Revenue Code of 1986 under the short-term deferral rule. The Plan shall be administered and interpreted to maximize the short-term deferral rule and any payments made pursuant to that rule shall not be aggregated with any other payment. The Executive shall not, directly or indirectly, designate the taxable year that any payment will be made under the Plan.

To record the adoption of this Aduro BioTech Performance Bonus Plan, Company has caused its authorized officer to execute this Plan on this 26th day of February, 2010.

ADURO BIOTECH

By	/s/ S. David Model

Name	S. David Model

Title	Acting CFO

4